Exhibit 99.1

Tallgrass Energy GP and Tallgrass Energy Partners Announce Acquisitions
and the Evaluation of Tallgrass Energy Organizational Structure
LEAWOOD, Kan.--(BUSINESS WIRE)-Tallgrass Energy GP, LP (NYSE: TEGP) and Tallgrass Energy Partners, LP (NYSE: TEP) (“TEP”) today announced that Tallgrass Equity, LLC ("Tallgrass Equity"), a subsidiary of TEGP, has acquired a 25.01 percent membership interest in Rockies Express Pipeline LLC (“REX”) and 5,619,218 TEP common units from Tallgrass Development, LP (“TD”). The companies also announced that TEP has acquired a 2 percent membership interest in Tallgrass Pony Express Pipeline, LLC ("Pony Express") and other administrative assets from TD. In addition, Tallgrass announced it is beginning an evaluation of potential reorganization alternatives involving TEGP and TEP.
Tallgrass Equity Acquisition and Anticipated Distribution Increase
On Feb. 7, 2018, TD merged into a wholly owned subsidiary of Tallgrass Equity. As a result, Tallgrass Equity acquired a 25.01 percent membership interest in REX and 5,619,218 TEP common units. In consideration, TEGP and Tallgrass Equity issued 27,554,785 unregistered TEGP Class B shares and Tallgrass Equity units valued at approximately $644.8 million based on the TEGP closing price on Feb. 6, 2018. The equity issued by TEGP and Tallgrass Equity was based on a discounted 30-day volume-weighted average price of TEGP Class A shares. The 25.01 percent REX membership interest was valued at approximately $400 million and the 5,619,218 TEP common units were valued at approximately $256.2 million based on a 30-day volume weighted average price.
Management intends to recommend to the board of directors of TEGP’s general partner that TEGP increase its quarterly distributions for the first and second quarters of 2018 by an aggregate of approximately $0.12 ($0.48 annualized) per class A share, which would be an increase of approximately 33 percent as compared to the quarterly distribution declared for the fourth quarter of 2017.
“This acquisition represents an accretive transaction for Tallgrass Equity and TEGP,” said Tallgrass President and CEO David G. Dehaemers Jr. “The TEGP equity consideration utilizes our most effective cost of equity at this time, and likely addresses Tallgrass Energy’s foreseeable equity capital requirements for currently known financing needs during 2018 and 2019. In addition, the TEGP share consideration received by Tallgrass Development partners demonstrates our continued belief in the long-term value creation opportunities that lie ahead for Tallgrass Energy. As sponsors, the TD partners continue to have a significant investment in Tallgrass Energy and we now have another $645 million invested as a result of this transaction.”
TEP Acquisition
Effective Feb. 1, 2018, TEP acquired a 2 percent membership interest in Pony Express and administrative assets -- primarily information technology assets -- from TD for cash consideration of approximately $60 million. TEP funded the transaction with borrowings under its revolving credit facility.
“The organic growth projects and third-party acquisitions TEP announced during 2017 and early 2018, including those issued earlier today, demonstrate our ability to continue to grow TEP distributions at an attractive rate without sponsor dropdowns,” Dehaemers said. “We continue to see capital deployment opportunities. Those opportunities can be made even more attractive to our partners when enhanced by the potential for a reduced cost of equity capital following a possible reorganization transaction involving TEGP and TEP.”
Evaluation of TEGP and TEP Reorganization Alternatives
Tallgrass is evaluating potential reorganization transactions that could, among other things, streamline and simplify TEP and TEGP’s organizational structure, improve its equity cost of capital, improve its debt cost of capital and facilitate financing of its current and future growth opportunities. Management expects that the evaluation process and any resulting transaction or transactions could potentially be completed by the end of 2018, although the process is ongoing and no decision to pursue a particular alternative has been reached. Tallgrass does not intend to disclose further developments with respect to the evaluation process except to the extent that a specific course of action is approved, the process is concluded, or it is required by law or otherwise deemed appropriate.
“Today’s announcements, including the merger of Tallgrass Development into a subsidiary of TEGP, reinforce our commitment to best position Tallgrass to be a fiscally prudent and growth-oriented midstream operator for decades to come and demonstrate what could be the first step in a potential reorganization transaction,” said Dehaemers.

Conference Call
Tallgrass plans to hold a conference call at 9:30 a.m. Central Time on Thursday, Feb. 8, 2018, to discuss these announcements as well as other announcements from Feb. 7, 2018. Tallgrass invites unitholders, shareholders and other interested parties to listen to the call through a link posted on the Investor Relations section of Tallgrass’ website at www.tallgrassenergy.com.
Cautionary Note Concerning Forward-Looking Statements
Disclosures in this press release contain forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include TEP or TEGP continuing to evaluate potential reorganization alternatives, whether such a transaction will occur in 2018 or at all, and whether such a transaction would improve Tallgrass's cost of equity and debt capital, facilitate financing of future growth opportunities or streamline Tallgrass's organizational structure; whether the acquisition by Tallgrass Equity of a 25.01 percent membership interest in REX and 5,619,218 TEP common units will be accretive and whether the use of equity consideration by TEGP and Tallgrass Equity to acquire such assets will address Tallgrass Energy's equity capital requirements during 2018 and 2019; TEP's ability to continue to grow distributions at an attractive rate without sponsor dropdowns; and whether TEGP will increase its quarterly distributions for the first and second quarters of 2018 by an aggregate of approximately $0.12 per Class A share, or at all. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of TEGP and TEP, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, and other important factors that could cause actual results to differ materially from those projected, including those set forth in reports filed by TEGP and TEP with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and TEGP and TEP do not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.
About Tallgrass Energy
Tallgrass Energy is a family of companies that includes publicly traded partnerships Tallgrass Energy Partners, LP (NYSE: TEP) and Tallgrass Energy GP, LP (NYSE: TEGP). Operating across 11 states, Tallgrass is a growth-oriented midstream energy operator with transportation, storage, terminal, water, gathering and processing assets that serve some of the nation’s most prolific crude oil and natural gas basins.
To learn more, please visit our website at www.tallgrassenergy.com.

Contacts:

Tallgrass Energy
Investor and Financial Inquiries
Nate Lien, 913-928-6012
investor.relations@tallgrassenergylp.com
or
Media and Trade Inquiries
Phyllis Hammond, 303-763-3568
media.relations@tallgrassenergylp.com